Exhibit 99.1

99 CENTS ONLY STORES REPORTS STRONG THIRD QUARTER FISCAL 2018 RESULTS

Third Quarter Fiscal 2018 Highlights:

•                  Net sales increased to $553.6 million, up 10.7% compared to the prior year

•                  Same-store sales increased by 11.3% compared to the prior year

•                  Gross margin, as a percentage of net sales, increased to 29.4%, up from 29.0% in the prior year

•                  Net loss was $27.1 million compared to net loss of $37.0 million in the prior year

•                  Adjusted EBITDA(1) increased 91.6% to $16.5 million compared to the prior year

•                  Subsequent to the third quarter, the Company completed transactions to refinance its existing term loan facility

CITY OF COMMERCE, California — December 7, 2017 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the third quarter ended October 27, 2017.

Geoffrey Covert, President and Chief Executive Officer, stated, “Our results in the third quarter highlight our ongoing success in executing our turnaround plan and the strong operating momentum that continues to build at 99 Cents Only Stores. I am proud of our top line performance, which drove improved profitability.  Net sales for the third quarter were $553.6 million, up 10.7% over the same period last year. On a same-store basis, sales increased 11.3%, resulting from a 5.1% increase in transaction count and a 5.8% increase in basket. Similar to recent periods, the sales growth in the quarter was driven by our ongoing emphasis on providing higher-quality merchandise, including our above $1 items and fresh offerings, as well as a better in-stock position and overall improvements in the customer shopping experience.”

Mr. Covert continued, “At the bottom line, our third quarter net loss was $27.1 million, an improvement of $9.9 million or 26.9% compared to the third quarter last year. I am pleased to report that third quarter Adjusted EBITDA was $16.5 million, up 91.6% compared to the same period last year. On a year-to-date basis, Adjusted EBITDA of $42.9 million increased 57.9% compared to the same period last year.  We continue to expect to deliver strong Adjusted EBITDA growth in fiscal 2018.”

Mr. Covert concluded, “In addition to our solid operational execution, during the quarter, our team dedicated significant time and energy working with our lenders to refinance the Company’s debt obligations. Subsequent to the end of the quarter, we announced the amendment of the Company’s existing term loan facility, which, among other things, extended the maturity date of certain first lien term loans by three years from January 2019 to January 2022, with a springing feature to June 1, 2019 if a certain percentage of the Company’s existing senior notes due in 2019 remain outstanding at that time. This transaction reflects significant support from our stakeholders, and significantly improves our liquidity and debt maturity profile, providing additional runway to execute our turnaround plan and ultimately achieve our objectives of profitable long-term growth.”

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of these non-GAAP measures are included in this press release.

Third Quarter Financial Results

For the third quarter of fiscal 2018, the Company’s net sales increased 10.7% to $553.6 million, compared to $500.1 million in the third quarter of fiscal 2017. Same-store sales increased 11.3% compared to the third quarter of fiscal 2017, with higher customer traffic of 5.1% in addition to higher average ticket of 5.8%. The increase in same-store sales was primarily driven by continued growth in all major categories including seasonal, general merchandise, consumables, fresh and grocery.  Also contributing to the sales increase were higher sales of above $1 products, refresh market sales performance, improved product assortment, store execution and in-stock levels.

Gross margin, as a percentage of net sales, was 29.4% in the third quarter of fiscal 2018, an increase of 40 basis points from the third quarter of fiscal 2017. Gross margin increased primarily due to lower inventory shrinkage and higher product margin. Selling, general and administrative expenses were $172.4 million, or 31.1%, as a percentage of net sales, representing a decrease of 190 basis points from the third quarter of fiscal 2017. This improvement was primarily due to an 80 basis point reduction from leveraging occupancy, depreciation and other fixed store-level expenses on higher same-store sales, a 50 basis point improvement from workers’ compensation costs, as well as favorable comparison of 50 basis points relating to prior year sales tax audit liability charges. The remaining variance was primarily due to lower store operating costs in areas such as store supplies and outside services, partially offset by higher performance compensation expenses and losses on disposal of assets.

Net loss was $27.1 million in the third quarter of fiscal 2018 compared to net loss of $37.0 million in the third quarter of fiscal 2017. Net loss as a percentage of net sales was (4.9)% for the third quarter of fiscal 2018, compared to net loss as a percentage of net sales of (7.4)% for the third quarter of fiscal 2017. Adjusted EBITDA was $16.5 million in the third quarter of fiscal 2018, compared to $8.6 million in the third quarter of fiscal 2017. Adjusted EBITDA margin was 3.0% compared to 1.7% in the third quarter of fiscal 2017.

Year-to-Date Financial Results

For the first nine months fiscal 2018, the Company’s net sales increased 8.7% to $1,641.6 million, compared to $1,509.5 million in the first nine months of fiscal 2017. Same-store sales increased 9.0% driven by higher customer traffic and higher average ticket. Net loss was $69.4 million in the first nine months of fiscal 2018, compared to net loss of $97.3 million for the first nine months of fiscal 2017. Net loss as a percentage of total sales was (4.2)% for the first nine months of fiscal 2018, compared to net loss as a percentage of total sales of (6.4)% for the first nine months of fiscal 2017. Adjusted EBITDA was $42.9 million in the first nine months of fiscal 2018, compared to $27.1 million for the first nine months of fiscal 2017. Adjusted EBITDA margin was 2.6% for the first nine months of fiscal 2018, compared to 1.8% for the first nine months of fiscal 2017.

Store Openings

The Company opened one new store during the third quarter of fiscal 2018. As of the end of the third quarter of fiscal 2018, the Company operated 391 stores.

Debt Recapitalization Transactions

On September 6, 2017, the Company completed an amendment of its asset-based revolving credit facility (the “ABL Facility”), to provide a last-out term loan facility in an aggregate principal amount of $25.0 million (the “FILO Facility”), which the Company has drawn in its entirety.

On November 7, 2017, the Company completed the amendment of its term loan facility, which, among other things, extended the maturity date of certain first lien term loans by three years from January 2019 to January 2022, with a springing feature to June 1, 2019 if a certain percentage of the Company’s existing senior notes due in 2019 remain outstanding at that time.  In connection with the amendment, approximately $130 million of the existing first lien term loans held by the Company’s equity sponsors were converted to a new pay in-kind second lien term loan facility.  In addition, the Company effected corresponding amendments to its ABL Facility to permit the transactions contemplated by the amendment, including an extension of the maturity of the ABL Facility (including the FILO Facility) to 91 days prior to the first lien term loan maturity date.

The Company also announced the launch of an exchange offer and consent solicitation to exchange its existing 11% senior notes due 2019, of which there are currently $250 million aggregate principal amount outstanding, for new senior secured notes due 2022 in respect of existing notes held by non-affiliated eligible holders. Existing notes held by affiliates of the Company’s equity sponsors are proposed to be exchanged for shares of new paid in-kind preferred stock of Number Holdings, Inc., the direct parent of the Company. The Company has entered into a transaction support agreement with certain holders of existing notes pursuant to which the Company and the other parties thereto, including the equity sponsor affiliates, agreed to support the exchange offer, as amended. As amended, the exchange offer includes a minimum tender condition that at least 95% in aggregate principal amount of Existing Notes be validly tendered and not withdrawn in the exchange offer and the simultaneous Sponsor Affiliate exchange prior to the expiration date. The Company has announced that as of December 4, 2017, the Company had received tenders from holders of at least $242,228,000 in aggregate principal amount of Existing Notes, representing approximately 96.89% of the total outstanding principal amount of Existing Notes. The right to withdraw tenders of Existing Notes and related consents and the right to receive an early tender premium have expired. The exchange offer will expire later today, unless extended, and the settlement date is expected to be on or about December 14, 2017.

Fiscal 2018 Outlook

The Company is reiterating the following previously issued outlook for fiscal 2018:

•                  Positive same-store sales growth

•                  Year-over-year decrease in net loss and an increase in Adjusted EBITDA over the same period

The Company is revising the following previously issued outlook for fiscal 2018 to reflect changes in timing of select new store openings previously scheduled for the fourth quarter of fiscal 2018 and changes in its full year capital expenditure outlook, primarily due to changes in store construction and capital project timing:

•                  Two new store openings

•                  Capital expenditures of approximately $48-$53 million

The Company expects to open two new stores in the first quarter of fiscal 2019. The Company expects to close four stores by the end of fiscal 2018.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2018 third quarter and the other matters described in this release is scheduled for Thursday, December 7, 2017 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time).

The live call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2018 Third Quarter Earnings Conference Call, and be prepared to provide the operator with your name, company name and the conference ID: 13674043. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, December 7, 2017, at 5:00 p.m. Eastern Time, through Thursday, December 21, 2017, at 11:59 p.m. Eastern Time. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and enter the replay pin number: 13674043. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by various items set forth in the reconciliation tables below, including stock-based compensation, impairment of goodwill and other assets, expenses, charges and reserves related to strategic initiatives and executive recruitment and severance, amortization of gain on sale-leaseback transactions, and other non-cash or one-time or other items as permitted by the terms of the Company’s debt instruments.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its core operating performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 391 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the Third Quarter Ended
	October 27, 2017	October 28, 2016
	(In thousands)
	(Unaudited)

Net loss	$(27,058)	$(36,991)
Interest expense, net	17,479	16,913
Provision for income taxes	—	21
Depreciation and amortization	17,670	18,292
EBITDA	$8,091	$(1,765)
Stock-based compensation (a)	114	155
Purchase accounting effect on leases (b)	858	721
Impairment of long-lived assets (c)	—	491
Cost of sales adjustments (d)	—	824
Inventory adjustments (e)	—	241
Employee related expenses (f)	3,634	3,742
Professional and consultant fees (g)	1,256	990
Loss (gain) on sales of assets (h)	1,360	(189)
Hurricane Harvey expenses (i)	1,384	—
Other (j)	(201)	3,401
Adjusted EBITDA	$16,496	$8,611

(a)         Represents stock-based compensation expense incurred in connection with stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents impairment charges primarily related to an asset held for sale, stores to be closed and fixtures to be disposed in fiscal 2017.

(d)         Represents adjustment related to lower of cost or market.

(e)          Represents charges related to excess and obsolescence reserve and other.

(f)           Represents expenses related primarily to severance, signing and retention bonuses.

(g)          Represents professional and consulting fees primarily related to profitability improvement and other strategic initiatives.

(h)         Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(i)             Represents charges related to non-recurring expenses and business disruption impact due to Hurricane Harvey.

(j)            Represents non-cash or other charges and income: for fiscal 2018, insurance reimbursements, legal reserve adjustments, non-recurring professional fees and other; for fiscal 2017, non-recurring professional fees, legal reserve adjustments, prior year property and sales tax assessments, insurance reimbursements and other.

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the First Three Quarters Ended
	October 27, 2017	October 28, 2016
	(In thousands)
	(Unaudited)

Net loss	$(69,435)	$(97,270)
Interest expense, net	51,975	50,185
Provision for income taxes	87	146
Depreciation and amortization	52,293	52,687
EBITDA	$34,920	$5,748
Stock-based compensation (a)	368	543
Purchase accounting effect on leases (b)	2,387	2,147
Impairment of long-lived assets (c)	1,515	491
Cost of sales adjustments (d)	180	824
Inventory adjustments (e)	—	1,827
Employee related expenses (f)	9,995	6,938
Real estate projects termination charges (g)	—	11
Professional and consultant fees (h)	3,156	2,735
Gain on sales of assets (i)	(16,632)	(112)
Hurricane Harvey expenses (j)	1,384	—
Loss on extinguishment of debt (k)	—	335
Other (l)	5,598	5,661
Adjusted EBITDA	$42,871	$27,148

(a)         Represents stock-based compensation expense incurred in connection with stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents charges related to impairment for stores to be closed in the early calendar year 2018 and impairment of asset held for sale, stores to be closed and fixtures to be disposed in fiscal 2017.

(d)         Represents adjustment related to lower of cost or market.

(e)          Represents charges related to excess and obsolescence reserve and other.

(f)           Represents expenses related to severance, signing and retention bonuses.

(g)          Represents charges related to previously capitalized store real-estate development costs expensed upon termination of related projects.

(h)         Represents professional and consultant fees primarily related to profitability improvement and other strategic initiatives.

(i)             Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(j)            Represents charges related to non-recurring expenses and business disruption impact due to Hurricane Harvey.

(k)         Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(l)             Represents non-cash or other charges and income: for fiscal 2018, legal reserve adjustments, non-recurring professional fees, insurance reimbursements and other; for fiscal 2017, non-recurring professional fees, legal reserve adjustments, property tax and sales tax assessment for prior year, insurance reimbursements and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 27, 2017	January 27, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,391	$2,448
Accounts receivable, net of allowance for doubtful accounts of $7 and $122 at October 27, 2017 and January 27, 2017, respectively	2,331	3,510
Income taxes receivable	2,739	3,876
Inventories, net	212,838	175,892
Assets held for sale	4,903	4,903
Other	10,935	10,307
Total current assets	236,137	200,936
Property and equipment, net	461,688	507,620
Deferred financing costs, net	1,976	3,488
Intangible assets, net	442,711	447,027
Goodwill	380,643	380,643
Deposits and other assets	13,491	8,592
Total assets	$1,536,646	$1,548,306

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$97,240	$86,588
Payroll and payroll-related	35,736	24,110
Sales tax	16,712	19,389
Other accrued expenses	67,710	46,082
Workers’ compensation	69,218	69,169
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	1,228	31,330
Total current liabilities	293,982	282,806
Long-term debt, net of current portion	902,417	865,375
Unfavorable lease commitments, net	3,079	3,988
Deferred rent	30,636	30,360
Deferred compensation liability	959	816
Capital and financing lease obligation, net of current portions	52,584	47,195
Deferred income taxes	161,450	161,450
Other liabilities	16,587	12,297
Total liabilities	1,461,694	1,404,287

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at October 27, 2017 and January 27, 2017	551,286	550,918
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(457,134)	(387,699)
Total equity	74,952	144,019
Total liabilities and equity	$1,536,646	$1,548,306

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Third Quarter Ended		For the First Three Quarters Ended
	October 27, 2017	October 28, 2016	October 27, 2017	October 28, 2016

Net Sales:
99¢ Only Stores	$543,856	$489,900	$1,613,136	$1,479,126
Bargain Wholesale	9,775	10,244	28,457	30,405
Total sales	553,631	500,144	1,641,593	1,509,531
Cost of sales	390,776	354,982	1,160,522	1,074,202
Gross profit	162,855	145,162	481,071	435,329
Selling, general and administrative expenses	172,434	165,219	498,444	481,933
Operating loss	(9,579)	(20,057)	(17,373)	(46,604)

Other (income) expense:
Interest income	(1)	(7)	(8)	(45)
Interest expense	17,480	16,920	51,983	50,230
Loss on extinguishment	—	—	—	335
Total other expense, net	17,479	16,913	51,975	50,520
Loss before provision for income taxes	(27,058)	(36,970)	(69,348)	(97,124)
Provision for income taxes	—	21	87	146
Net loss	$(27,058)	$(36,991)	$(69,435)	$(97,270)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Three Quarters Ended
	October 27, 2017	October 28, 2016

Cash flows from operating activities:
Net loss	$(69,435)	$(97,270)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	50,980	51,375
Amortization of deferred financing costs and accretion of OID	5,179	4,457
Amortization of intangible assets	1,313	1,312
Amortization of favorable/unfavorable leases, net	2,117	1,802
Loss on extinguishment of debt	—	335
Gain on disposal of fixed assets	(16,402)	(564)
Long-lived assets impairment	1,515	491
Loss on interest rate hedge	—	514
Stock-based compensation	368	543
Changes in assets and liabilities associated with operating activities:
Accounts receivable	1,179	(1,468)
Inventories	(36,946)	8,271
Deposits and other assets	(5,577)	5,202
Accounts payable	9,470	8,190
Accrued expenses	30,236	19,781
Accrued workers’ compensation	49	(847)
Income taxes	1,137	1,322
Deferred rent	276	1,339
Other long-term liabilities	(1,485)	3,146
Net cash (used in) provided by operating activities	(26,026)	7,931

Cash flows from investing activities:
Purchases of property and equipment	(32,051)	(35,273)
Proceeds from sale of property and fixed assets	9,399	617
Insurance recoveries for replacement assets	475	937
Net cash used in investing activities	(22,177)	(33,719)

Cash flows from financing activities:
Proceeds from long-term debt	25,000	—
Payment of long-term debt	(4,604)	(4,604)
Proceeds under revolving credit facility	211,400	168,500
Payments under revolving credit facility	(197,200)	(174,500)
Payments of debt issuance costs	(880)	(4,725)
Proceeds from financing lease obligations	15,317	41,993
Payments of capital and financing lease obligations	(887)	(762)
Net cash provided by financing activities	48,146	25,902

Net (decrease) increase in cash	(57)	114
Cash - beginning of period	2,448	2,312
Cash - end of period	$2,391	$2,426

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.